Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

El Pollo Loco Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Secondary Offering of Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	16,818,465(1)	$12.07(2)	$202,998,872.55(2)	0.00011020	$22,370.48
Fees Previously Paid
	Total Offering Amounts					$202,998,872.55		$22,370.48
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due					$202,998,872.55		$22,370.48

(1) Shares of common stock registered for pursuant to this registration statement are shares which are to be offered by the selling stockholders named herein. In the event of a stock split, stock dividend or recapitalization involving the common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of the registrant’s common stock, as reported on NASDAQ, on February 10, 2023, a date within five business days prior to the filing of this registration statement.